EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Ann Taylor Announces December 2006 Sales Results

New York, New York, January 4, 2007 – AnnTaylor Stores Corporation (NYSE: ANN) announced today that net sales for the five-week period ended December 30, 2006 increased 2.4% to $274.2 million, compared with net sales of $267.7 million for the five-week period ended December 31, 2005. By division, net sales were $109.1 million for Ann Taylor compared to $114.5 million last year, and $130.9 million for Ann Taylor LOFT compared to $128.8 million last year.

Comparable store sales for December 2006 declined 5.3% compared to a comparable store sales increase of 1.5% for the same five-week period last year. By division, comparable store sales for fiscal December 2006 were down 4.2% for Ann Taylor compared to a 2.3% increase last year, and down 8.1% for Ann Taylor LOFT compared to a 1.6% increase last year.

Commenting on the December sales results, Ann Taylor President & Chief Executive Officer Kay Krill stated, “December was clearly our most challenging month of the year. Our results for both brands were soft in the cold weather categories of sweaters, outerwear and cold weather accessories, compared to strong demand for these products in 2005. Our gifting business, which is largely focused on sweaters, outerwear and accessories, was slower than we have historically experienced and was below expectations for the holiday period. For the month, the Ann Taylor division had strong results in wear to work merchandise, especially suits, as well as strength in special occasion separates. LOFT’s results continued to be especially disappointing in sweaters, outerwear and accessories. We continue to clear through existing LOFT merchandise and are committed to entering February 2007 in a healthy inventory position.”

The Company indicated that, as a result of the December softness, it now expects full year EPS for fiscal 2006 to be somewhat below its previous guidance range of $2.07 to $2.12. Nevertheless, given the strength of the first three quarters, the Company continues to expect 2006 to be a record year.

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 856 stores in 46 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of October 28, 2006.

ANNTAYLOR

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to predict accurately client fashion preferences;

•	competitive influences and decline in the demand for merchandise offered by the Company;

•	effectiveness of the Company’s brand awareness and marketing programs;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries;

•	general economic conditions, including the impact of higher fuel and energy prices, interest rates, a downturn in the retail industry or changes in levels of store traffic;

•	fluctuation in the Company’s level of sales and earnings growth;

•	the Company’s ability to locate new store sites or negotiate favorable lease terms for additional stores or for the lease renewal or expansion of existing stores;

•	risks associated with the performance and operations of the Company’s Internet operations;

•	a significant change in the regulatory environment applicable to the Company’s business;

•	risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints and the Company’s dependence on a single distribution facility;

•	the uncertainties of sourcing associated with the current quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products and the re-imposition of quotas in certain categories, and other possible trade law or import restrictions;

•	financial or political instability in any of the countries in which the Company’s goods are manufactured;

•	the potential impact of natural disasters and public health concerns, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors;

•	acts of war or terrorism in the United States or worldwide;

•	work stoppages, slowdowns or strikes;

•	the Company’s ability to hire, retain and train key personnel;

•	the Company’s ability to successfully upgrade and maintain its information systems, including adequate system security controls;

•	the Company’s ability to continue operations in accordance with its business continuity plan in the event of an interruption; and

•	the impact of the Company’s Ann Taylor Factory business strategy.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

Contact:

Maria Sceppaguercio

SVP, Communications & Investor Relations

Ann Taylor Stores Corporation

(212) 457-2199